Exhibit 10.26

Employment Contracts/Executive
Severance Plan Participants

CIT Group Inc.
Long-Term Incentive Plan
Performance-Accelerated Restricted Shares
Award Agreement

“Participant”:

“Date of Award”: [____________], 2008

     This Award Agreement, effective as of the Date of Award set forth above, sets forth the grant of shares of Restricted Common Stock (“Restricted Shares”) by CIT Group Inc., a Delaware corporation (the “Company”), to the Participant named above, pursuant to the provisions of the CIT Group Inc. Long-Term Incentive Plan, as amended (the “Plan”). All capitalized terms shall have the meanings ascribed to them in the Plan, unless specifically set forth otherwise herein.

     The parties hereto agree as follows:

(A)	Grant of Restricted Shares. The Company hereby grants to the Participant [______ ] Restricted Shares, subject to the terms and conditions of the Plan and this Award Agreement, including the transfer restrictions set forth in Section E and the cancellation provisions set forth in Section C.

(B)	Vesting of Restricted Shares.

(1) Within 90 days after the commencement of each of the Company’s 2009 and 2010 fiscal years, the Committee shall establish one or more Performance Targets, which may include, without limitation, growth in earnings per share, growth in net assets, and/or average return on equity, in each case, for the relevant fiscal year. Subject to the Participant’s continued employment with the Company and its Subsidiaries (the “Company Group”), the Restricted Shares shall vest on December 31, 2010, as follows: (a) 50% of the Restricted Shares shall vest if the Performance Target(s) are achieved for the 2009 fiscal year; and (b) the remaining 50% of the Restricted Shares shall vest if the Performance Target(s) are achieved for the 2010 fiscal year.

	(2)	Except as otherwise provided in Section B(1), subject to the Participant’s continued employment with the Company Group, 100% of the Restricted Shares shall vest on December 31, 2012 (the “Scheduled Vesting Date”).

	(3)	Upon vesting, the Restricted Shares shall no longer be subject to the transfer restrictions pursuant to Section E or cancellation pursuant to Section C.

(C)	Termination of Employment.

	(1)	If, after the Date of Award and prior to the Scheduled Vesting Date, the Participant’s employment with the Company Group terminates due to the Participant’s death or Disability (as defined below), then, to the extent not already vested in accordance with Section B(1), all of the Restricted Shares shall vest immediately. “Disability” shall have the meaning ascribed thereto under the Company’s long-term disability plan or policy applicable to the Participant, as in effect from time to time, or, in the event the Company has no long-term disability plan or policy, “Disability” shall have the same meaning as defined in the Company’s applicable long-term disability plan or policy last in effect prior to the first date a Participant suffers from such Disability.

	(2)	If, (a) on or after December 31, 2010 and prior to the Scheduled Vesting Date, the Participant’s employment with the Company Group is terminated by the Participant due to Retirement (as defined below), or (b) after the Date of the Award and prior to December 31, 2010, the Participant’s employment is so terminated with the consent of the Committee, then, to the extent not already vested in accordance with Section B(1), a prorated number of the Restricted Shares shall vest immediately, in proportion to the number of completed years during the period commencing on January 1, 2008, and ending on the date of such termination, divided by five. “Retirement” is defined as either (i) a Participant’s election to retire upon attaining his or her “Normal Retirement Age”; or (ii) a Participant’s election to retire upon (A) completing at least a 10-year “Period of Benefit Service” and (B) having either (1) attained age 55, or (2) incurred an “Eligible Termination” and, at the time of such “Eligible Termination,” having attained age 54. The terms “Normal Retirement Age,” “Period of Benefit Service” and “Eligible Termination” shall have the meaning as defined in the Retirement Plan.

	(3)	If, after the Date of Award and prior to the Scheduled Vesting Date, the Participant’s employment with the Company Group is terminated (a) by the Company Group in a RIF Termination (as defined below), or (b) by the Participant for “Good Reason” or by the Company Group without “Cause” (each as defined in the applicable employment agreement between the Participant and the Company (the “Employment Agreement”), or, if none, the Company’s Executive Severance Plan, as amended from time to time (the “Executive Severance Plan”)), then, to the extent not already vested in accordance with Section B(1), a prorated number of the Restricted Shares shall vest immediately, in proportion to the number of months during the period commencing on January 1, 2008, and ending on the last day of the calendar month in which such termination occurs, divided by 60. A “RIF Termination” shall mean the Participant’s termination of employment, initiated by the Company, as a result of a reduction in force, corporate downsizing, change in operations, permanent and complete facility relocation or closing, or other similar job elimination.

(4)	If, prior to the Scheduled Vesting Date, the Participant’s employment with the Company Group terminates for any reason other than as set forth in Sections C(1), C(2) or C(3), to the extent not already vested in accordance with Sections B(1) or (D), the Restricted Shares shall be cancelled immediately and the Participant shall immediately forfeit any rights to the Restricted Shares.

(D)	Change of Control. Notwithstanding any provision contained in the Plan or this Award Agreement to the contrary, if, prior to the Scheduled Vesting Date, a Change of Control occurs, then, to the extent not already vested in accordance with Sections B(1) or C(1), C(2) or C(3), the Restricted Shares shall immediately vest upon the effective date of the Change of Control.

(E)	Transferability. The Restricted Shares are not transferable other than by last will and testament, by the laws of descent and distribution pursuant to a domestic relations order, or as otherwise permitted under Section 12 of the Plan. Further, except as set forth in Section 12(b) of the Plan, a Participant’s rights under the Plan shall be exercisable during the Participant’s lifetime only by the Participant, or in the event of the Participant’s legal incapacity, the Participant’s legal guardian or representative.

(F)	Rights as a Stockholder. Subject to the restrictions set forth in the Plan and this Award Agreement, the Participant shall have, with respect to the Restricted Shares, all the rights of a stockholder of the Company, including, if applicable, (1) the right to vote the Restricted Shares, and (2) if, after the Date of Award and prior to the Scheduled Vesting Date, dividends with respect to Shares are declared or paid by the Company, to receive any dividends on the Restricted Shares at the same time as the distribution of dividends to other stockholders.

(G)	Share Certificates.

(1) The certificate representing the Shares covered by the Restricted Shares shall be held in custody by the Company until the restrictions thereon shall have lapsed. As a condition of the award of Restricted Shares, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to such Shares. The Committee may cause a legend or legends to be put on the certificate to make appropriate reference to such restrictions as the Committee may deem advisable under the Plan or as may be required by the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange that lists the Shares, and any applicable federal or state laws.

(2) The Company may, in its sole discretion, provide for a book entry with the Company’s Registrar and Transfer Agent on behalf of the Participant with respect to the Restricted Shares, in lieu of issuing a stock certificate to the Participant for all or a portion of the period beginning on the Date of the Award and ending on the date upon which the restrictions upon the Restricted Shares lapses; provided, that the Restricted Shares represented by the book entry shall be (i) deemed to be held in custody by the Company until the restrictions thereon shall have lapsed and (ii) subject to the terms and conditions (including transfer restrictions and cancellation provisions) of this Award Agreement and the Plan.

(H)	Incorporation of Plan. The Plan provides a complete description of the terms and conditions governing all Awards granted thereunder and is incorporated into this Award Agreement by reference. This Award Agreement and the rights of the Participant hereunder are subject to the terms and conditions of the Plan, as amended from time to time, and to such rules and regulations as the Committee may adopt under the Plan. If there is any inconsistency between the terms of this Award Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Award Agreement. The Plan and this Award Agreement are collectively referred to as the “Plan Documents.”

(I)	No Entitlements

(1) The Restricted Shares are discretionary awards. The Plan Documents do not confer on the Participant any right or entitlement to receive compensation or bonus in any specific amount for any future fiscal year (including, without limitation, any grants of future Awards under the Plan) and do not impact in any way the Company Group’s determination of the amount, if any, of the Participant’s compensation or bonus. The Restricted Shares do not constitute salary, wages, regular compensation, recurrent compensation or contractual compensation for the year of grant or any later year and shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under law or any employee benefit plan or similar arrangement provided by the Company Group (including, without limitation, severance, termination of employment and pension benefits), unless otherwise specifically provided for under the terms of such plan or arrangement or by the Company Group. The benefits provided pursuant to the Restricted Shares are in no way secured, guaranteed or warranted by Company Group.

(2)	The Restricted Shares are awarded to the Participant by virtue of the Participant’s employment with, and services performed for, the Company Group. The Plan Documents do not constitute an employment agreement. Nothing in the Plan Documents shall modify the terms of the Participant’s employment, including, without limitation, the Participant’s status as an “at will” employee of the Company Group, if applicable.

(3)	Subject to the terms of the Employment Agreement or the Executive Severance Plan, as applicable to the Participant, the Company reserves the right to change the terms and conditions of the Participant’s employment, including the division, subsidiary or department in which the Participant is employed. None of the Plan Documents, the grant of Restricted Shares, nor any action taken or omitted to be taken under the Plan Documents shall be deemed to create or confer on the Participant any right to be retained in the employ of the Company Group, or to interfere with or to limit in any way the right of the Company Group to terminate the Participant’s employment at any time. Moreover, the termination of employment provisions set forth in Section C only apply to the treatment of the Restricted Shares in the specified circumstances and shall not otherwise affect the Participant’s employment relationship. By accepting this Award Agreement, the Participant waives any and all rights to compensation or damages in consequence of the termination of the Participant’s office or employment for any reason whatsoever insofar as those rights arise or may arise from the Participant’s ceasing to have rights under, or be entitled to receive payment in respect of, the Restricted Shares as a result of such termination, or from the loss or diminution in value of such rights or entitlements. This waiver applies whether or not such termination amounts to a wrongful discharge or unfair dismissal.

(J)	Miscellaneous.

	(1)	It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon the Participant.

	(2)	The Board may at any time, or from time to time, terminate, amend, modify or suspend the Plan, and the Board or the Committee may amend or modify this Award Agreement at any time; provided, however, that no termination, amendment, modification or suspension shall materially and adversely alter or impair the rights of the Participant under this Award Agreement, without the Participant’s written consent.

	(3)	Shares of Restricted Stock are intended not to be subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”). Notwithstanding the forgoing or any provision of the Plan or this Award Agreement, if any provision of the Plan Documents would, in the reasonable good faith judgment of the Committee, result or likely result in the imposition on the Participant, a beneficiary or any other person of a penalty tax under Section 409A, the Committee may modify the terms of the Plan Documents, without the consent of the Participant, beneficiary or such other person, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax.

	(4)	Vesting of the Restricted Shares shall be subject to the Participant satisfying all applicable federal, state, local and foreign taxes (including the Participant’s FICA obligation). The Company shall have the power and the right to (i) deduct or withhold from all amounts payable to the Participant in connection with the Restricted Shares or otherwise, or (ii) require the Participant to remit to the Company, an amount sufficient to satisfy any applicable taxes required by law. Further, the Company may permit or require the Participant to satisfy, in whole or in part, the tax obligations by withholding Shares that would otherwise be received upon vesting of the Restricted Shares, or may cancel a sufficient number of unvested Restricted Shares in satisfaction of any applicable taxes required by law.

	(5)	This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required, or the Committee determines are advisable. The Participant agrees to take all steps the Company determines are necessary to comply with all applicable provisions of federal and state securities law in exercising his or her rights under this Award Agreement.

	(6)	Any notice required by the terms of the Plan or this Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit in the mail, by registered or certified mail. Notice to the Company shall be delivered to CIT Group Inc., Human Resources Department, 1 CIT Drive, Livingston, New Jersey 07039 and to the Participant at the address that the Participant has most recently provided to the Company; provided, however, that the Company may provide notices to the Participant by Company-email, intranet postings or other electronic means that are generally used for Company employee communications.

	(7)	Nothing in the Plan or this Award Agreement should be construed as providing the Participant with financial, tax, legal or other advice with respect to the Restricted Shares. The Company recommends that the Participant consult with his or her financial, tax, legal and other advisors to provide advice in connection with the Restricted Shares.

	(8)	All obligations of the Company under the Plan and this Award Agreement, with respect to the Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

	(9)	To the extent not preempted by federal law, this Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

(K)	Acceptance of Award. The Participant acknowledges his or her understanding and acceptance of the terms and conditions of the Plan Documents. Acceptance of the Restricted Shares requires no action on the part of the Participant. If the Participant, however, desires to refuse the Award, the Participant must notify the Company in writing in accordance with Section J(6) of this Award Agreement no later than thirty (30) days after receipt of this Award Agreement. If the Participant refuses the Award, he or she will not be entitled to any additional compensation or remuneration in replacement of the Award. If the Participant does not refuse the Award, the Participant will be deemed to agree to all of the terms of the Award.

     IN WITNESS WHEREOF, this Award Agreement has been executed by the Company by one of its duly authorized officers as of the Date of Award.

CIT Group Inc.
By	______________________
Name: Title: